Exhibit 99.1

SpyGlass Pharma Reports First Quarter 2026 Financial Results and Provides Corporate Updates

•Enrollment remains on track in the registrational Phase 3 trials of the Bimatoprost Drug Pad-IOL System (BIM-IOL System), with completion of enrollment expected in 2027.

•Topline 12-month data from the BIM-IOL System Phase 1/2 trial demonstrated elimination of IOP-lowering topical eye drops for 98% of trial participants and 34% mean intraocular pressure (IOP) reduction from baseline, at the intended commercial dose of 78-mcg, and all patients achieving best-corrected distance visual acuity (BCDVA) on par with state-of-the-art monofocal IOLs in the control group at 20/32 or better with a mean BCDVA equivalent to 20/20.

•Bimatoprost-Drug Ring System (BIM-DRS) first-in-human trial is on track to start in the second half of 2026.

•Cash, cash equivalents and short-term investments of $251.0 million on March 31, 2026, are expected to fund planned operations through 2028.

ALISO VIEJO, Calif., May 14, 2026 – SpyGlass Pharma, Inc. (Nasdaq: SGP) (“SpyGlass Pharma” or “Company”), a late-stage biopharmaceutical company, today reported recent business highlights and financial results for the first quarter ended March 31, 2026.

“Following the successful completion of our IPO in February, SpyGlass Pharma is in a strong financial position to complete the development of its sustained release, intraocular delivery of bimatoprost via our BIM-IOL System at the time of cataract surgery in patients with glaucoma. The benefit of potential freedom from daily eye drops for patients is immense, and the BIM-IOL System enables every cataract surgeon to integrate durable, sustained glaucoma care at the time of cataract surgery, with no new surgical techniques required,” stated Patrick Mooney, chief executive officer of SpyGlass Pharma. “We remain highly focused on the enrollment of our registrational Phase 3 trials and the initiation of our first-in-human study of our BIM-DRS, which we expect to occur in the second half of 2026. BIM-DRS has the potential to reach all glaucoma and OHT patients, even if they have already had cataract surgery, and enable lifetime retreatment.”

BIM-IOL System Program Highlights

12-Month Phase 1/2 Data of BIM-IOL System. In March 2026, SpyGlass Pharma announced positive topline results from its Phase 1/2 trial of the BIM-IOL System, to lower IOP in patients with open-angle glaucoma (OAG) or ocular hypertension (OHT) and a concomitant cataract. The trial compared BIM-IOL System at the intended commercial dose of 78-mcg (N=51), and 39-mcg (N=23) compared to a physician's choice of commercially available monofocal IOLs from Alcon, Bausch + Lomb or Johnson & Johnson with twice-daily administration of timolol eyedrops as the control group (N=30).

For SpyGlass Pharma’s intended commercial dose of 78-mcg, patients receiving the BIM-IOL System achieved robust clinical improvement:

•A mean, time-matched IOP reduction from baseline of 34%.
•98% of evaluable BIM-IOL patients were free from all topical IOP-lowering medications.
•100% of evaluable patients achieved 20/32 or better best corrected distance visual acuity (BCDVA).

•Mean BCDVA equivalent to 20/20 vision (86 letters), demonstrating a vision performance profile in line with the state-of-the-art IOLs in the control group.
•The BIM-IOL System was well tolerated and exhibited a safety profile comparable to routine cataract surgery, with no serious adverse events observed.

SpyGlass Pharma anticipates presenting additional Phase 1/2 trial results at a future medical meeting.

First Surgeries Completed in Parallel Phase 3 BIM-IOL System Trials. The two registrational Phase 3 trials, SGP-005 and SGP-006, are designed to demonstrate non-inferiority of the BIM-IOL System to a state-of-the-art commercial IOL with twice-daily topical timolol. SpyGlass Pharma continues to expect that both trials will complete enrollment in 2027.

Corporate Highlights

Completion of Initial Public Offering. In February 2026, SpyGlass Pharma completed its initial public offering, including the full exercise of the underwriters’ over-allotment option, raising approximately $172.5 million in gross proceeds and funding planned operations through 2028.

First Quarter 2026 Financial Results

Cash, Cash Equivalents and Short-Term Investments totaled $251.0 million as of March 31, 2026.

Research and Development Expenses were $8.5 million for the first quarter of 2026, compared to $6.1 million for the first quarter of 2025. The increase was primarily due to the hiring of clinical personnel.

General and Administrative Expenses were $6.9 million for the first quarter of 2026, compared to $1.4 million for the first quarter of 2025. The increase was primarily due to higher professional services and personnel.

Net Loss was $13.8 million, or ($0.69) per basic and diluted share, for the first quarter of 2026, compared to $8.8 million, or ($3.96) per basic and diluted share, for same period of 2025.

Upcoming Milestones

•BIM-DRS: Initiation of the FIH trial in the second half of 2026.
•BIM-IOL System: Four-year efficacy and safety follow-up expected in fourth quarter of 2026.

About the Bimatoprost Drug Pad-IOL System

SpyGlass Pharma’s lead product candidate, the Bimatoprost Drug Pad-IOL System (BIM-IOL System), comprising novel, proprietary non-bioerodible drug pads attached to its intraocular lens, was designed to be implanted during routine cataract surgery to reduce elevated intraocular pressure (IOP) in patients who have either open-angle glaucoma (OAG) or ocular hypertension (OHT). The BIM-IOL System is designed to consistently deliver three years of bimatoprost, a prostaglandin analog approved for topical use by the U.S. Food and Drug Administration (FDA) in 2001, for the reduction of elevated IOP in patients with OAG or OHT.

The company initiated two registrational Phase 3 clinical trials of the BIM-IOL System and continues long-term follow-up of patients in the Phase 1/2 study investigating the safety and efficacy of the BIM-IOL System. SpyGlass Pharma plans to work with the FDA to advance the program through completion of Phase III clinical trials, New Drug Application submission, and ultimately to potential FDA approval.

About SpyGlass Pharma

SpyGlass Pharma is a late-stage biopharmaceutical company dedicated to transforming the treatment paradigm for patients living with chronic eye conditions through long-acting, sustained drug delivery of approved medicines. The Company’s mission is to significantly improve the lives of patients with chronic eye conditions by developing durable drug delivery solutions that can empower patients and surgeons with confidence in long-term disease control and vision preservation.

The SpyGlass Pharma platform, a novel, non-bioerodible drug delivery technology, is designed to be used with various well-established, approved medicines, including bimatoprost and other small molecules, providing flexibility to potentially treat a range of conditions in the front and back of the eye.

The Company was founded in 2019 by Malik Y. Kahook, M.D. and Glenn Sussman to solve the lack of ophthalmic innovations that capitalize on durable treatment options. The SpyGlass Pharma platform was originally developed in the Sue Anschutz-Rodgers Eye Center at the University of Colorado Anschutz School of Medicine

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including, but not limited to, statements regarding: the potential benefits and impact of the BIM-IOL System on patients, anticipated presentation of additional clinical data, including the four-year data from the FIH trial for the BIM-IOL System, the initiation of the FIH trial for BIM-DRS, SpyGlass Pharma’s cash runway, and SpyGlass Pharma’s plans relating to the clinical development of the BIM-IOL System toward commercial launch after FDA approval, including enrollment completion timing. The forward-looking statements contained herein are based upon SpyGlass Pharma’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including those set forth in the Risk Factors section of the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2026 filed with the Securities and Exchange Commission on or about the date hereof, and in similar disclosures set forth in the other documents that SpyGlass Pharma may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and SpyGlass Pharma assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. SpyGlass Pharma’s views in these forward-looking statements should not be relied as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:
Nami Surendranath
+1 (402) 507-6757
nsurendranath@dnacommunications.com

Investor Contact:
Ami Bavishi or Nick Colangelo
Gilmartin Group LLC
investors@spyglasspharma.com

SpyGlass Pharma, Inc.
Condensed Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses
Research and development	$8,542	$6,052
General and administrative	6,867	1,371
Total operating expenses	15,409	7,423
Loss from operations	(15,409)	(7,423)
Other income (expense)
Interest income	1,591	126
Change in fair value of redeemable convertible preferred stock tranche liability	—	(1,526)
Total other income (expense)	1,591	(1,400)
Loss before income tax	(13,818)	(8,823)
Income tax provision	—	—
Net loss and comprehensive loss	$(13,818)	$(8,823)
Net loss per share
Weighted average common stock outstanding, basic and diluted	19,927,848	2,229,637
Net loss per share of common stock, basic and diluted	$(0.69)	$(3.96)

SpyGlass Pharma, Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	As of
	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$238,902	$96,358
Short-term investments	12,100	11,078
Other receivables	653	431
Prepaid expenses and other current assets	1,707	901
Total current assets	253,362	108,768
Other non-current assets	789	492
Property and equipment, net	2,745	2,339
Deferred offering costs	—	2,715
Right-of-use asset	1,490	1,552
Total assets	$258,386	$115,866
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$3,514	$2,696
Payroll-related accruals	882	2,182
Other current liabilities	2,271	3,706
Total current liabilities	6,667	8,584
Lease liability, non-current	1,607	1,582
Total liabilities	8,274	10,166
Commitments and contingencies
Redeemable convertible preferred stock, $.00001 par value; 0 shares authorized, issued and outstanding as of March 31, 2026; 116,618,581 shares authorized, 20,341,968 shares issued and outstanding as of December 31, 2025 (aggregate liquidation preference of $0 and $200,878 as of March 31, 2026 and December 31, 2025, respectively)	—	204,537
Stockholders' equity (deficit)
Preferred stock, $.00001 par value; 200,000,000 shares authorized, 0 shares issued and outstanding as of March 31, 2026; 0 shares authorized, issued, and outstanding as of December 31, 2025	—	—
Common stock, $.00001 par value; 1,000,000,000 shares authorized, 33,432,555 shares issued and outstanding as of March 31, 2026; 154,383,336 shares authorized; 2,203,620 shares issued and outstanding as of December 31, 2025	—	—
Common stock additional paid-in capital	368,660	5,893
Accumulated deficit	(118,548)	(104,730)
Total stockholders' equity (deficit)	250,112	(98,837)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$258,386	$115,866